Exhibit 10.6

December 31, 2008

This document memorializes the agreement whereby Nutmeg, LLC agrees to accept the 2,975,000 collateral shares issued and held in escrow in conjunction with a $200,000 Secured Convertible Notes dated September 26, 2006 and a $97,500 Secured Convertible Note dated October 31, 2006 between Secured Financial Network, Inc. and The Nutmeg Group, L.L.C.

The Nutmeg Group L.L.C. is accepting the shares in exchange for the accrued interest on the two Notes through December 31, 2008.

The amount of said accrued interest is $96,313.64.

The Parties reaffirm the Addendum to the $200,000 and $97,500 Secured Financial Network, Inc. Convertible Notes Dated September 26, 2006 And October 26, 2006, bearing an Effective date of December 31, 2008.

Agreed to this day:

/s/  Randall S. Goulding

Randall S. Goulding – Manager
The Nutmeg Group, LLC

/s/  Jeffrey L. Schultz

Jeffrey L. Schultz – President
Secured Financial Network, Inc.